Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Lorna Nagler
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION UPDATES

THIRD QUARTER FISCAL 2009 GUIDANCE

Minneapolis, MN, November 14, 2008 – Christopher & Banks Corporation (NYSE: CBK) today announced that, as a result of weaker than expected sales through the third fiscal quarter to date, the Company now expects to report a net loss per share from continuing operations of between $0.04 and $0.07 for the third quarter ended November 29, 2008, as compared to its previous guidance of net income per share from continuing operations in the range of $0.10 to $0.13. The updated guidance assumes that the current comparable store sales trends, which are in the negative high teens on a percentage basis quarter-to-date as compared to the prior fiscal year, will remain at or near this level throughout the remainder of the third quarter. The Company also indicated that this guidance does not include the results of operations from its Acorn Division or the costs associated with the closure of its Acorn stores, which will be accounted for as discontinued operations beginning this fiscal quarter.

The Company expects to end the third fiscal quarter with more than $85 million in cash and investments, and no long-term debt. At the end of the third fiscal quarter, inventory per average store is expected to be up on a percentage basis in the mid-teens as compared to the end of the third quarter of fiscal year 2008. The Company had planned for a mid-single digit increase in inventory levels for the quarter as compared to last year but the unanticipated reduction in sales levels resulted in higher inventory levels than originally planned. Given its anticipated earnings as reflected in today’s earnings guidance, the Company’s effective tax rate is subject to increased volatility in the third fiscal quarter. Modest differences in pre-tax earnings in the quarter may have a disproportionate affect on tax expense and earnings per share.

Lorna Nagler, President and Chief Executive Officer, commented, “Recent economic events have adversely affected our sales as compared to our initial expectations for the quarter. In addition, we anticipate additional margin pressure for the remainder of the third fiscal quarter associated with the reduced sales outlook and the anticipated level of promotional activity among retailers. We are operating our business with the assumption that the current economic environment will remain extremely challenging and we will continue to be highly focused on managing inventory and controlling expenses during these difficult times. Nonetheless, we are confident that with the number of key initiatives already underway at the Company we are moving in the right strategic direction.”

Further commentary on the Company’s third fiscal quarter will be provided as part of the third quarter earnings release and conference call currently scheduled for January 7, 2009.

About Christopher & Banks Corporation

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of November 14, 2008, the Company operates 822 stores in 46 states consisting of 554 Christopher & Banks stores and 268 stores in their plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

This release contains forward-looking statements including statements regarding (i) the anticipated net loss per share from continuing operations of between $0.04 and $0.07 for the third quarter of fiscal 2009; (ii) the assumption that comparable store sales trends will remain at or near  the negative high teens level on a percentage basis for the remainder of the third quarter; (iii) the Company’s expectation that it will end the third quarter with more than $85 million in cash and investments, and no long-term debt ; (iv) the assumption that at the end of the third fiscal quarter inventory per average store will be up on a percentage basis in the mid-teens as compared to the third quarter of fiscal year 2008; (v) the possibility that the Company’s effective tax rate will be subject to increased volatility in the third fiscal quarter and that modest differences in pre-tax earnings in the quarter may have a disproportionate affect on tax expense and earnings per share; (vi) the anticipated additional margin pressure for the remainder of the third fiscal quarter associated with the reduced sales outlook and the anticipated level of promotional activity among retailers; and (vii) the view that the number of key initiatives already underway at the Company are moving the Company in the right strategic direction. The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) competitive influences, including promotional and pricing competition and the lack of acceptance of the Company’s merchandise offerings; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs and the ability to maintain the value of its brands; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; (ix) risks associated with the performance and operations of the Company’s Internet operations; and (x) other risks and uncertainties described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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